                           Schedule 14(a) Information

           Proxy Statement Pursuant to Section 14(a) of the Securities
                              Exchange Act of 1934
                                (Amendment No. )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]    Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]    Definitive  Proxy  Statement
[ ]    Definitive  Additional Materials
[ ]    Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                         Affinity Technology Group, Inc.
                (Name of Registrant as Specified in its Charter)


    ------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[X]    No fee required.
[ ]    Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

       (1)      Title of each class of securities to which transaction applies:

                ------------------------------------------------

       (2)      Aggregate number of securities to which transaction applies:

                ------------------------------------------------

       (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):______

       (4)      Proposed maximum aggregate value of transaction:

                ------------------------------------------------

       (5)      Total fee paid:

                ------------------------------------------------

[ ]    Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

       (1)      Amount Previously Paid:

                ------------------------------------------------

       (2)      Form, Schedule or Registration Statement No.:

                ------------------------------------------------

       (3)      Filing Party:

                ------------------------------------------------

       (4)      Date Filed:

                ------------------------------------------------

                          [Affinity Technologies Logo]




                                 April 26, 2001



Dear Stockholders of Affinity Technology Group, Inc.:

         On behalf of the Board of Directors of Affinity Technology Group, Inc., it is my pleasure to invite you to attend the 2001 Annual Meeting of Stockholders of Affinity Technology Group, Inc., to be held at our offices at 1201 Main Street, 23rd Floor, Columbia, South Carolina, on Wednesday, May 23, 2001, at 10:00 a.m., local time.

         The principal business of the meeting will be the election of directors and the ratification of the appointment of independent auditors. In addition, we plan to review the Company's business during the past year and our outlook for the current year.

         This booklet, which contains the Notice of Annual Meeting and the Proxy Statement, describes the business to be transacted at the meeting and provides certain other information about the Company and its directors and executive officers which you should consider when voting your shares.

         It is important that your shares be represented at the meeting, whether or not you plan to attend. In order to be certain that your shares will be voted at the meeting, please complete, date and sign the accompanying proxy card and return it in the enclosed postage prepaid envelope, which requires no postage if mailed in the United States.

         I look forward to seeing you at the meeting.



                                 Very truly yours,


                                 /s/
                                 Joseph A. Boyle
                                 Chairman, President and Chief Executive Officer

                         AFFINITY TECHNOLOGY GROUP, INC.
                          1201 Main Street, 20th Floor
                                   Suite 2080
                               Columbia, SC 29201


                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS


To the Stockholders of Affinity Technology Group, Inc.:

         The Annual Meeting of the Stockholders of Affinity Technology Group, Inc. (the "Company") will be held at our offices at 1201 Main Street, 23rd Floor, Columbia, South Carolina, on Wednesday, May 23, 2001, at 10:00 a.m. local time for the following purposes:

         o        To elect four members to the Board of Directors;

         o To consider and vote upon a proposal to ratify the appointment of Ernst & Young LLP as independent auditors for the year ending December 31, 2001; and

         o To transact such other business as may properly come before the meeting or any adjournment thereof.

         The Board of Directors has fixed the close of business on April 9, 2001, as the record date for the determination of stockholders entitled to vote at the meeting. Accordingly, only stockholders who are holders of record at the close of business on that date are entitled to notice of and to vote at the meeting.

         A list of stockholders entitled to vote at the Annual Meeting will be open for examination by any stockholder for any purpose germane to the Annual Meeting during ordinary business hours for a period of ten days prior to the Annual Meeting at the principal executive offices of the Company at 1201 Main Street, Suite 2080, Columbia, South Carolina.

                                 By order of the Board of Directors:


                                 /s/
                                 Joseph A. Boyle
                                 Chairman, President and Chief Executive Officer

         You are urged to complete, date and sign the accompanying proxy card and to return it promptly in the enclosed envelope, which requires no postage if mailed in the United States.

April 26, 2001

                               GENERAL INFORMATION

Proxy Solicitation

         This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Affinity Technology Group, Inc. (the "Company") of proxies to be voted at the 2001 Annual Meeting of Stockholders of the Company to be held at our offices at 1201 Main Street, 23rd Floor, Columbia, South Carolina, on Wednesday, May 23, 2001, at 10:00 a.m. local time. The entire cost of such solicitation will be borne by the Company. In addition to solicitation by mail, arrangements will be made with brokerage houses and other custodians, nominees and fiduciaries to send proxy materials to their principals, and the Company may reimburse them for their expenses in doing so. Personal solicitations may be conducted by directors, officers and employees of the Company. In addition, the Company may use Mellon Investor Services to solicit proxies, and if such an arrangement is used, the Company anticipates that the costs would not exceed $14,000. This Proxy Statement and accompanying proxy card will be mailed to stockholders on or about April 26, 2001.

Voting Procedures

         The Company's common stock, par value $0.0001 per share ("Common Stock"), is the only outstanding voting security of the Company. Holders of record of the Common Stock at the close of business on April 9, 2001, are entitled to vote at the Annual Meeting and are entitled to one vote for each share held. At the close of business on April 9, 2001, there were 38,560,630 shares of Common Stock outstanding.

         Under Article II, Section 6 of the Amended and Restated By-Laws of the Company (the "By-Laws"), the holders of a majority of the shares of Common Stock entitled to vote at the Annual Meeting, present in person or represented by proxy, constitute a quorum for the transaction of business at the Annual Meeting. The By-Laws further provide that if a quorum is initially present, the stockholders of the Company may continue to transact business until adjournment, notwithstanding the withdrawal of enough stockholders to leave less than a quorum, if any action taken is approved by a majority of the stockholders initially constituting a quorum for the meeting. Abstentions, shares that are withheld as to voting with respect to one or more of the nominees for director and shares held by a broker, as nominee, that are voted at the discretion of such broker on any matter will be counted in determining the existence of a quorum.

         Under the Company's By-Laws, directors are elected by a plurality of the votes of shares of Common Stock present in person or represented by proxy at the Annual Meeting and entitled to vote on the election of directors. Shares that are withheld as to voting with respect to a nominee for director will not be treated as votes cast with respect to the election of directors. The proposal to ratify the appointment of independent auditors for the year ending December 31, 2001, will be approved if it receives the affirmative vote of the holders of a majority of shares of Common Stock present in person or represented by proxy at the Annual Meeting and entitled to vote on such matter. For such purposes, abstentions will be treated as shares present and entitled to vote and, consequently, will be treated as a vote against such proposal. However, shares held of record by a broker, as nominee, that are not voted on such proposal will not be treated as shares present and entitled to vote on such proposal and, accordingly, will not affect the outcome of such proposal.

Voting of Proxies

         The shares represented by the accompanying proxy card and entitled to vote will be voted if the proxy card is properly signed and received by the Secretary of the Company prior to the meeting. Where a choice is specified on any proxy card as to the vote on any matter to come before the meeting, the proxy will be voted in accordance with such specification. Where no choice is specified, the proxy will be voted for the election of the persons nominated to serve as the directors of the Company named in this Proxy Statement and for the proposal to ratify the appointment of Ernst & Young LLP as independent auditors for the year ending December 31, 2001, and in such manner as the persons named on the enclosed proxy card in their discretion determine upon such other business as may properly come before the meeting or any adjournment thereof. Any stockholder giving a proxy has the right to revoke it at any time before it is voted by giving written notice to the Secretary of the Company, by attending the meeting and giving notice of his or her intention to vote in person or by executing and delivering to the Company a proxy bearing a later date.

         SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

         The following table sets forth certain information regarding the beneficial ownership of shares of Common Stock as of April 1, 2001, by: (i) each director and nominee for director of the Company; (ii) each executive officer of the Company named under the caption "Executive Compensation--Summary Compensation Table," below; (iii) each person who is known by the Company to beneficially own more than five percent of the outstanding shares of Common Stock (a "five percent stockholder"); and (iv) all directors and executive officers as a group. Except as set forth in the footnotes to the table below, each of the stockholders identified in the table below has sole voting and investment power over the shares beneficially owned by such person. Except as noted in the footnotes to the following table, the address of each five percent stockholder is 1201 Main Street, 20th Floor, Suite 2080, Columbia, South Carolina, 29201.

                                                                                      Percent of
                                                              Number of Shares       Outstanding
DIRECTORS AND EXECUTIVE OFFICERS                            Beneficially Owned      Shares Owned
--------------------------------                            ------------------      ------------
Alan H. Fishman (1)                                              2,383,498              6.43%
Peter R. Wilson (2)                                                173,400                 *
Robert M. Price (3)                                                237,274                 *
Edward J. Sebastian (4)                                            153,562                 *
Terrence J. Sabol, Sr. (5)                                         193,300                 *
Joseph A. Boyle (6)                                                184,500                 *
Gina S. Champion (7)                                                20,340                 *
John D. Rogers (8)                                                 159,720                 *
Directors and executive officers as a group (8 persons)          3,505,594              9.46%

OTHER FIVE PERCENT STOCKHOLDERS
-------------------------------
The South Financial Group (9)                                    4,876,340             13.16%

------------
*        Indicates less than one percent.
(1)      Includes options to acquire 45,600 shares of Common Stock.
(2)      Includes options to acquire 35,000 shares of Common Stock.
(3)      Includes options to acquire 45,600 shares of Common Stock.
(4) Includes options to acquire 43,400 shares of Common Stock and also includes 2,000 shares of Common Stock held by Mr. Sebastian's wife, over which he shares voting and investment control.
(5)      Includes options to acquire 192,500 shares of Common Stock.
(6)      Includes options to acquire 172,000 shares of Common Stock.
(7)      Consists of options to acquire 20,340 shares of Common Stock.
(8)      Includes options to acquire 140,000 shares of Common Stock.
(9) The South Financial Group was formerly known as Carolina First Corporation. The South Financial Group's address is Post Office Box 1029, Greenville, South Carolina, 29602.

The South Financial Group (formerly known as Carolina First Corporation)

         On November 8, 1995, the Company issued a warrant (the "Warrant") to The South Financial Group, a corporation formerly known as Carolina First Corporation ("South Financial") that entitled South Financial to purchase an aggregate of 6,666,340 shares of Common Stock of the Company for a purchase price of approximately $0.0001 per share. The terms of the South Financial Warrant provided, among other things, that such warrant could not be exercised by South Financial into a number of shares of Common Stock equal to or greater than five percent of all outstanding shares of Common Stock of the Company unless South Financial obtained the written consent of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"). During 1997, South Financial obtained the consent of the Federal Reserve Board to exercise the Warrant in full, and as of April 1, 2001, South Financial had exercised the warrant in full. As a bank holding company, South Financial may be required by the Federal Reserve Board to reduce its ownership of Common Stock of the Company to less than five percent of the Company's outstanding shares of Common Stock if the Company engages in any business activity determined by the Federal Reserve Board to be impermissible for a bank holding company.

                               BOARD OF DIRECTORS

         The business and affairs of the Company is managed by or under the direction of the Board of Directors, as provided by Delaware law and the Company's By-Laws. The directors are kept informed of the Company's operations at meetings of the Board, through reports and analyses and through discussions with management.

Meetings of the Board

         The Board of Directors met four times during the year ended December 31, 2000. Except for Edward J. Sebastian, all directors participated in at least 75% of the aggregate of all meetings of the Board of Directors and of the Committees of the Board of Directors on which they served during 2000.

Committees of the Board

         The Board of Directors has established an Audit Committee and a Compensation Committee. There is no nominating committee of the Board of Directors.

         The Audit Committee, established in 1996, has the authority to recommend the annual appointment of the Company's independent auditors, with whom the Audit Committee reviews the scope of audit and non-audit assignments and related fees, the accounting principles used by the Company in financial reporting and the adequacy of the Company's internal control procedures. The members of the Audit Committee, which met once during the year ended December 31, 2000, are Dr. Peter R. Wilson (Chairman), Robert M. Price and Edward J. Sebastian.

         The Compensation Committee has the authority, among other things, to:
(i) determine the cash and non-cash compensation of each of the Company's executive officers and any other employee with an annual salary in excess of $100,000; (ii) consider and recommend to the Board such general and specific employee equity and other incentives as it may from time to time deem advisable; and (iii) administer the Company's stock option plans. The members of the Compensation Committee, which met three times during the year ended December 31, 2000, are Alan H. Fishman (Chairman), Robert M. Price and Dr. Peter R. Wilson.

Nominees for Director

         Article III, Section 2 of the By-Laws of the Company provides that the Board of Directors shall consist of at least three and no more than fifteen members, which number will be determined, from time to time, by resolution adopted by the Board of Directors of the Company. The Board of Directors has set the number of directors at four, effective at the Annual Meeting. The four persons named below are nominated to serve on the Board of Directors until the 2002 Annual Meeting of Stockholders or until their successors are elected and qualified. Each nominee is currently a director of the Company.

         The age and a brief biographical description of each nominee for director are set forth below.

Joseph A. Boyle (47) became President and Chief Executive Officer of the Company in January 2000, a director in March 2000, and Chairman in March 2001. Mr. Boyle has also served as Chief Financial Officer of the Company since September 1996. Mr. Boyle held the title of Senior Vice President from September 1996 to January 2000 and Treasurer from May 1997 to January 2000. From May 1997 to July 1998, Mr. Boyle also served as Secretary of the Company. Prior to joining the Company, Mr. Boyle served as Price Waterhouse, LLP's engagement partner for most of its Kansas City, Missouri financial services clients and as a member of the firm's Mortgage Banking Group. Mr. Boyle was employed by Price Waterhouse, LLP from June 1982 to August 1996.

Alan H. Fishman (54) has been a director of the Company since March 1995 and served as Chairman of the Board from April 1996 until March 2001. Mr. Fishman has served as President and Chief Executive Officer of Community Investment Bank Corporation since March 2001. Formerly Chief Financial Officer of Chemical Bank from 1979 to 1983, he founded Columbia Financial Partners, L.P., an investment firm that specializes in the area of financial services assets, in February 1992 and serves as its Managing Partner. Mr. Fishman also served as the President and Chief Executive Officer and a director of ContiFinancial Corporation, a consumer finance company, from July 1999 until December 2000. Between March 1990 and February 1992, he was a Managing Partner of Adler & Shaykin, a private investment firm. Mr. Fishman earned a bachelor's degree at Brown University and a master's degree in economics at Columbia University Graduate School of Business. Mr. Fishman also serves as a member of the Board of Directors of Keyspan Energy Corporation, a public utility company.

Robert M. Price (69) has served as a director of the Company since November 1994. He has been President of PSV, Inc., a technology consulting business located in Burnsville, Minnesota, since 1990. Between 1961 and 1990, Mr. Price served in various executive positions, including Chairman and Chief Executive Officer, with Control Data Corporation, a mainframe computer manufacturer and business services provider. Mr. Price is a graduate of Duke University, and earned a master's degree at the Georgia Institute of Technology. Mr. Price is a director of International Multifoods Inc., Public Service Company of New Mexico, Fourth Shift Corporation and Tupperware Corporation.

Dr. Peter R. Wilson (47) has been a director of the Company since March 1994. Dr. Wilson served as Secretary of the Company from March 1994 until February 1996 and has been an Associate Professor at the Fuqua School of Business at Duke University since September 1991. He was an Assistant Professor at New York University's Stern School of Business between January 1983 and August 1991. Dr. Wilson teaches in the areas of financial accounting, financial reporting, financial statement analysis and strategic cost management. He earned a bachelor's degree and a Ph.D. in accounting at the University of North Carolina.

Compensation of Directors

         In April 1999, the Company adopted a policy under which all non-employee directors of the Company will receive a fee of $2,000 for each meeting attended in person and $500 for each meeting attended by teleconference. In addition, in 1999 the 1996 Stock Option Plan was amended to permit non-employee directors to participate in the plan. Under the Company's director compensation policy, each non-employee director is entitled to receive an annual grant, effective on the fifth business day after each annual stockholders' meeting, of an option to acquire 5,000 shares of Common Stock. Each such option will be exercisable at the closing sales price of shares of Common Stock on the business day immediately prior to the date of grant, will be immediately exercisable and will have a term of five years from the date of grant. The Board of Directors may determine to change the Company's policy for compensating non-employee directors, including the number and terms of options to be granted to directors, at any time and for any reason. All directors are reimbursed for out-of-pocket expenses incurred in attending any Board of Directors or Committee meetings.

         The Company also has adopted the Non-employee Directors' Stock Option Plan of Affinity Technology Group, Inc. (the "Directors' Option Plan"), under which directors who are not employees of the Company or any of its subsidiaries are entitled to receive an initial award ("Initial Awards") in the form of an option to purchase shares of Common Stock having an aggregate fair market value of $50,000 and a subsequent award ("Annual Awards") in each year in the form of an option to purchase shares of Common Stock having an aggregate fair market value of $15,000. The Directors' Option Plan authorizes the issuance of no more than 100,000 shares of Common Stock, and there are currently no shares of Common Stock available for grant under the Directors' Option Plan. During 1997, each of the Company's non-employee directors (Messrs. Fishman, Price, Sebastian and Wilson) was granted an Initial Award consisting of an option to purchase 12,903 shares of Common Stock of the Company at $3.88 per share under the Directors' Option Plan. During 1998, each of the Company's non-employee directors (Messrs. Fishman, Price, Sebastian and Wilson) was granted an Annual Award consisting of an option to purchase 12,097 shares of Common Stock of the Company at $1.22 per share under the Directors' Option Plan. During 1995, certain non-employee directors of the Company (Messrs. Fishman, Price and Sebastian) were each granted an option to purchase 10,600 shares of Common Stock at an exercise price of approximately $0.44 per share.

                             EXECUTIVE COMPENSATION

Summary Compensation Table

         The following table sets forth information concerning the annual and long-term compensation earned by the current and former Chief Executive Officer and the three most highly compensated executive officers other than the Chief Executive Officer (the "Named Executives") for services rendered to the Company and its subsidiaries in all capacities for the years ended December 31, 2000, 1999, and 1998.

                                                                                                                Long Term
                                                                                                              Compensation
                                                                      Annual Compensation                        Awards
                                                                      -------------------                 Securities Underlying
Name and Principal Position                  Year        Salary             Bonus            Other          Options/SARs (#)
---------------------------                  ----       -------             -----            -----        ---------------------
Joseph A. Boyle                              2000      $ 140,000              -                -                 400,000(1)
    President, Chief Executive Officer,      1999        140,000              -                -                    -
    and Chief Financial Officer              1998        169,615              -                -                 225,000(2)

John D. Rogers                               2000        140,000              -                -                  50,000
    Senior Vice President                    1999        140,000              -                -                    -
                                             1998        169,615              -                -                 125,000

Terrence J. Sabol, Sr.                       2000        140,000              -                -                  50,000
    Senior Vice President - Technology       1999        140,000              -                -                    -
                                             1998        152,692              -                -                 125,000

Gina Champion                                2000        108,277              -                -                 160,000
      Senior Vice President                  1999         94,468              -                -                   5,700
      and General Counsel                    1998         89,308           10,000              -                  12,000

R. Murray Smith                              2000         13,846(3)           -           133,765(4)                -
    Former President and Chief Executive     1999        180,000           34,046(5)       27,879(6)                -
    Officer                                  1998        188,182(7)       100,000(8)                             750,000

---------------------
(1)      Includes 200,000 performance-based stock options.
(2) Certain of such options were issued in exchange for outstanding options held by Mr. Boyle.
(3) Mr. Smith resigned as the Company's President and Chief Executive Officer in 2000.
(4) Includes severance payments of $129,461 and $4,304 of temporary living and travel expenses paid to Mr. Smith in 2000.
(5) Reflects a bonus paid to Mr. Smith to cover his 1998 tax liability resulting from his 1998 travel and temporary living expense reimbursement.
(6) Reflects temporary living and travel expenses paid to Mr. Smith in 1999.
(7) Mr. Smith became President and Chief Executive Officer of the Company in May 1998. In March and April 1998, Mr. Smith rendered consulting services to the Company. During 1998, Mr. Smith was paid approximately $56,000 pursuant to the terms of his consulting arrangement with the Company, and such amount is included in the salary shown as earned by Mr. Smith during 1998.
(8) Reflects a bonus paid in connection with Mr. Smith's employment with the Company.

Aggregated Option/SAR Exercises in Last Fiscal Year and Fiscal Year-End Option/SAR Values

         The following table sets forth the number of shares of the Company's Common Stock covered by outstanding stock options held by each of the Named Executives at December 31, 2000. Other than R. Murray Smith, none of the Named Executives exercised any outstanding options during the year ended December 31, 2000.

                                                                                  Number of
                                                                                 Securities                 Value of
                                                                                 Underlying                Unexercised
                                                                                 Unexercised              In-the-Money
                                                                                Options/SARs              Options/SARs
                                                                                at FY-End (#)             at FY-End ($)
                                                                                -------------             -------------
                              Shares Acquired on                                Exercisable/              Exercisable/
Name                               Exercise           Value Realized ($)        Unexercisable             Unexercisable
-------------------------------------------------------------------------------------------------------------------------------
R. Murray Smith                     150,000                $ 445,155                  0 / 0                 $ 0 / $ 0
Joseph A. Boyle                        -                       -                132,000 / 563,000           $ 0 / $ 0
John D. Rogers                         -                       -                110,000 / 165,000           $ 0 / $ 0
Terrence J. Sabol, Sr.                 -                       -                156,000 / 151,500           $ 0 / $ 0
Gina Champion                          -                       -                  7,440 / 172,760           $ 0 / $ 0

Option/SAR Grants in Last Fiscal Year

         The following table sets forth information about the options granted to the Named Executives during 2000.

                        Individual Grants                                                    Potential realizable
                                                                                             value at assumed annual
                                                                                             rates of stock price
                                                                                             appreciation for option
                                                                                             term
------------------------------------------------------------------------------------------------------------------------
                            Number of       Percent of
                           securities     total options /
                           underlying      SARs granted    Exercise or
                         options / SARs    to employees    base price
Name                       Granted (#)    in fiscal year     ($/Sh)       Expiration Date       5% ($)       10% ($)
------------------------------------------------------------------------------------------------------------------------

Joseph A. Boyle                400,000(1)          30.48%    $ 1.47      February 28, 2010        $369,790     $937,121
John D. Rogers                  50,000(2)           3.81%    $ 1.47      February 28, 2010        $ 46,224     $117,140
Terrence J. Sabol               50,000(2)           3.81%    $ 1.47      February 28, 2010        $ 46,224     $117,140
Gina S. Champion                60,000(2)           4.57%    $ 1.06      February 23, 2010        $ 39,998     $101,362
Gina S. Champion               100,000(2)           7.62%    $ 0.56       October 25, 2010        $ 35,218     $ 89,250

(1) Of the options granted to Mr. Boyle, options to purchase 200,000 shares vest in five equal annual installments over the five-year period following the date of grant, and options to purchase 200,000 shares vest upon the attainment of certain performance goals related to the Company's stock price.
(2) Such options generally vest in five equal annual installments over the five-year period following the date of grant.

                                PERFORMANCE GRAPH


         The graph set forth below compares, for the period beginning immediately after the Company's initial public offering on April 26, 1996, the "cumulative stockholder return" to stockholders of the Company as compared with the return of The Nasdaq Stock Market Index (U.S. Companies) (the "Nasdaq Market Index") and of the J.P. Morgan Hambrecht & Quist Technology Index ("J.P. Morgan H&Q Technology Index"), the Company's industry index. "Cumulative stockholder return" has been computed assuming an investment of $100, at the beginning of the period indicated, in the Common Stock of the Company and the stock of the companies included in the Nasdaq Market Index and the Chase H&Q Technology Index, and assuming the reinvestment of dividends.

                                             J.P. Morgan H&Q       Affinity
                           Nasdaq Market       Technology         Technology
                               Index              Index           Group, Inc.
                           -------------     ---------------      -----------
April 26, 1996                 $100.00            $100.00           $100.00
June 30, 1996                   100.08              94.08             65.38
September 30, 1996              103.63              99.87             91.38
December 31, 1996               108.72             107.09             50.00
March 31, 1997                  102.82             102.08             41.38
June 30, 1997                   121.67             122.86             29.85
September 30, 1997              142.24             148.90             29.85
December 31, 1997               133.38             125.55             18.31
March 31, 1998                  156.06             152.02             17.31
June 30, 1998                   160.58             155.64              6.46
September 30, 1998              145.38             138.35              3.85
December 31, 1998               187.50             195.29              4.85
March 31, 1999                  210.36             212.69             11.78
June 30, 1999                   230.16             251.90             13.46
September 30, 1999              235.41             266.48              6.01
December 31, 1999               339.75             436.15              5.29
March 31, 2000                  392.35             492.00             14.90
June 30, 2000                   341.12             441.92              8.89
September 30, 2000              313.87             433.88              5.77
December 31, 2000               210.34             281.95              0.96


                      REPORT OF THE COMPENSATION COMMITTEE
                                       ON
                             EXECUTIVE COMPENSATION

         This report has been prepared to describe the Company's executive compensation policies and the basis for the compensation earned by the Company's President and Chief Executive Officer during the year ended December 31, 2000.

Overview

         The Compensation Committee of the Board of Directors of the Company was formed in July 1995 to approve certain matters with respect to compensation paid to highly compensated employees of the Company, including executive officers. The Committee, which currently consists of three non-employee directors, has the authority, among other things, to: (i) determine the cash and non-cash compensation of each of the Company's executive officers and any other employee with an annual salary in excess of $100,000; (ii) consider and recommend to the Board such general and specific employee equity and other incentives as it may from time to time deem advisable; and (iii) administer the Company's stock option plans. The Committee currently consists of Alan H. Fishman, Robert M. Price and Dr. Peter R. Wilson.

         The Company's executive compensation policy has been designed to attract qualified executives to fill key management positions and to offer such executives equity incentives that provide them with the right to share in any future appreciation in the market price of the Company's Common Stock.

Components of Compensation

         Executive compensation presently consists of base salaries and options to acquire Common Stock of the Company. In addition, the Company from time to time pays relocation and other forms of bonuses to executives to entice them to accept employment with the Company.

         Base Salaries. The base salary initially paid by the Company to its executive officers primarily reflects negotiations between the Company and each such officer at the time such officer was offered employment with the Company.

         During 2000, in consideration of the Company's financial situation, the Company did not increase the base salary paid to any of its executive officers, with the exception of the Company's General Counsel, who was promoted in March of 2000. In April 2001, the Company reduced the salaries paid to its executive officers by 25%, in aggregate. Also, on November 1, 1998, the Compensation Committee implemented a base salary reduction program for each executive officer of the Company. Such measures were part of the Company's overall efforts to reduce cash expenses.

         Options. By awarding stock options to executive officers that otherwise do not have a significant equity interest in the Company, the Company attempts to align the interests of its executive officers with those of the Company's stockholders. The Compensation Committee has not adopted any objective criteria that relate the number of options granted to executive officers to the Company's performance. However, the Company has attempted to use its option plan to offer a significant component of potential compensation paid to executive officers, many of whom the Company believes would require additional cash compensation in the absence of stock options. During 2000, the Compensation Committee determined to award additional options to certain executive officers to increase their equity interests in the Company and their participation in future stock price increases.

Compensation Paid to the Chief Executive Officer

         The salary paid to Mr. Boyle during 2000 reflects the same salary in effect for Mr. Boyle at the end of 1999. Effective April 2, 2001, Mr. Boyle agreed to a reduction in his salary to $100,000 in an effort to reduce cash expenses. The options granted to Mr. Boyle during 2000 were intended to reflect his promotion to President and Chief Executive Officer in 2000 and to increase his equity interest in the Company.

         Section 162(m) of the Internal Revenue Code of 1986, as amended, limits to $1 million the deductible amount of compensation paid to any Named Executive unless certain actions are taken by the Company. Generally, the Company's stock option plans have been designed to qualify for a deduction without limitation under these rules. Due to current salary levels, the Company believes that it is unlikely that the application of these rules will prevent the Company from claiming a deduction for the amount of compensation paid to executive officers.

         This report is submitted by the Compensation Committee of the Company.

                                        Compensation Committee:
                                                Alan H. Fishman
                                                Robert M. Price
                                                Dr. Peter R. Wilson


                          REPORT OF THE AUDIT COMMITTEE

The Audit Committee of the Board of Directors oversees the Company's financial reporting process on behalf of the Board of Directors. Each member of the Audit Committee, other than Mr. Sebastian, is independent within the meaning of Rule 4200 of the National Association of Securities Dealers' listing standards. The Audit Committee Charter, adopted by the Board of Directors, is attached to this Proxy Statement as Appendix A.

Management has the primary responsibility for the Company's Annual Report, including a discussion of the quality of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements.

         The Committee discussed the Company's audited financial statement with management. The Committee reviewed and discussed with the independent auditors, who are responsible for expressing an opinion on the conformity of audited financial statements with generally accepted accounting principles, their judgments as to the quality of the Company's accounting principles and such other matters as are required to be discussed with the committee under generally accepted auditing standards. In addition, the Committee discussed with the independent auditors the auditors' independence from management of the Company, including the matters in the written disclosures and letter received by the committee as required by the Independence Standards Board, and considered the compatibility of nonaudit services provided by the auditors with the auditors' independence.

         The Committee discussed with the Company's independent auditors the overall scope and plans for their audit. The Committee meets with the independent auditors to discuss the results of their examinations, their evaluations of the Company's internal controls and the overall quality of the Company's financial reporting.

         Based on the reviews and discussions referred to above, the Audit Committee has recommended to the Board of Directors that the Board approve the inclusion of the audited financial statements in the Company's Annual Report on Form 10-K for the year ended December 31, 2000, filed with the Securities and Exchange Commission.

                                                Audit Committee:

                                                        Dr. Peter R. Wilson
                                                        Robert M. Price
                                                        Edward J. Sebastian


                                 ACCOUNTING FEES

         During 2000, Ernst & Young, the Company's independent auditors, charged the Company the following fees:

                  Audit Fees:                                 $  130,010
                  Financial Information Systems
                       Design and Implementation Fees:        $        -
                  Other Fees:                                 $   43,972


                           PROPOSALS TO BE VOTED UPON

Election of Directors

         The four individuals set forth under the caption "Board of Directors-Nominees for Director" have been nominated by the Board of Directors for election at the 2001 Annual Meeting of Stockholders. Each nominee for director has indicated that he is willing and able to serve as a director, if elected. However, if any nominee should become unable to serve or for good cause will not serve, the persons named on the enclosed proxy card will vote for such other nominees and substituted nominees as designated by the Board of Directors.


Appointment of Independent Auditors

         The firm of Ernst & Young LLP, Greenville, South Carolina, has been appointed by the Board of Directors of the Company as independent auditors for the year ending December 31, 2001, subject to ratification of that appointment by the stockholders of the Company. Ernst & Young LLP has acted as independent auditors for the Company since January 1996. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting with the opportunity to make a statement if they so desire and will also be available to respond to appropriate questions.

         The persons named on the accompanying proxy card intend to vote in favor of the ratification of the appointment of Ernst & Young LLP as independent auditors for the year ending December 31, 2001, unless a contrary choice is indicated on the enclosed proxy card. The Board of Directors unanimously recommends that each stockholder vote FOR this proposal.


                            PROPOSALS BY STOCKHOLDERS

         Under certain conditions, stockholders may request the Company to include a proposal for action at a forthcoming meeting of the stockholders of the Company in the proxy material of the Company for such meeting. All proposals of stockholders intended to be presented at the 2002 Annual Meeting of Stockholders of the Company must be received by the Company no later than December 26, 2001 for inclusion in the Proxy Statement and proxy card relating to such meeting.

         In addition, under Article II, Section 9 of the Company's By-Laws, nominations for election as a director of the Company and proposals for stockholder action must be made in writing and be delivered or mailed to the Secretary of the Company (i) in the case of an annual meeting of stockholders that is called for a date that is within 30 days before or after the anniversary date of the immediately preceding annual meeting of stockholders, not less than 60 days nor more than 90 days prior to such anniversary date and (ii) in the case of an annual meeting of stockholders that is called for a date that is not within 30 days before or after the anniversary date of the immediately preceding annual meeting of stockholders, or in the case of a special meeting of stockholders, not later than the close of business on the tenth day following the day on which the notice of meeting was mailed or public disclosure of the date of the meeting was made, whichever occurs first. Such notification must contain a written statement of the stockholder's proposal and of the reasons therefor, and, in the case of a nomination for director, nominations must contain the following information to the extent known by the notifying stockholder: (a) the name, age and address of each proposed nominee; (b) the principal occupation of each proposed nominee; (c) the nominee's qualifications to serve as a director; (d) the name and residence address of the notifying stockholder; and (e) the number of shares owned by the notifying stockholder. Nominations or proposals not made in accordance with these procedures may be disregarded by the chairman of the meeting in his discretion, and upon his instructions all votes cast for each such nominee or for such proposal may be disregarded.


             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16(a) of the Securities Exchange Act of 1934, as amended, requires directors and certain officers of the Company, and persons who own more than 10% of the outstanding shares of the Company's Common Stock, to file with the Securities and Exchange Commission (the "SEC") initial reports of ownership and reports of changes in ownership of Common Stock. Such persons are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. Based solely on the review of the copies of such reports furnished to the Company by such persons, the Company believes that during 2000, all such persons filed such reports on a timely basis, with the following exceptions:
Joseph A. Boyle, the Company's President and Chief Executive Officer, reported late on a Form 4 filed on November 17, 2000, his purchase of Common Stock during October 2000; and South Financial, a 10% shareholder of the Company, failed to report certain sales made in 2000.

                                  OTHER MATTERS

         The management of the Company knows of no other business that will be presented for consideration at the Annual Meeting. However, if other matters are properly presented at the meeting, it is the intention of the persons named on the accompanying proxy card to vote such proxies in accordance with their best judgment.


                                 By order of the Board of Directors.


                                 /s/
                                 Joseph A. Boyle
                                 Chairman, President and Chief Executive Officer

April 26, 2001

Appendix A


                            Affinity Technology Group


                             AUDIT COMMITTEE CHARTER

Organization

This charter governs the operations of the audit committee. The committee shall review and reassess the charter at least annually and obtain the approval of the board of directors. The committee shall be appointed by the board of directors and shall comprise at least three directors, each of whom are independent of management and the Company. Members of the committee shall be considered independent if they have no relationship that may interfere with the exercise of their independence from management and the Company. All committee members shall be financially literate, or shall become financially literate within a reasonable period of time after appointment to the committee, and at least one member shall have accounting or related financial management expertise.

Statement of Policy

The audit committee shall provide assistance to the board of directors in fulfilling their oversight responsibility to the shareholders, potential shareholders, the investment community, and others relating the Company's financial statements and the financial reporting process, the systems of internal accounting and financial controls, the internal audit function, the annual independent audit of the Company's financial statements, and the legal compliance and ethics programs as established by management and the board. In so doing, it is the responsibility of the committee to maintain free and open communication between the committee, independent auditors, internal auditors and management of the Company. In discharging its oversight role, the committee is empowered to investigate any matter brought to its attention with full access to all books, records, facilities, and personnel of the Company and the power to retain outside counsel, or other experts for this purpose.

Responsibilities and Processes

The primary responsibility of the audit committee is to oversee the Company's financial reporting process on behalf of the board and report the results of their activities to the board. Management is responsible for preparing the Company's financial statements, and the independent auditors are responsible for auditing those financial statements. The committee in carrying out its responsibilities believes its policies and procedures should remain flexible, in order to best react to changing conditions and circumstances. The committee should take the appropriate action to set the overall corporate "tone" for quality financial reporting, sound business risk practices, and ethical behavior.

The following shall be the principal recurring processes of the audit committee in carrying out its oversight responsibilities. The processes are set forth as a guide with the understanding that the committee may supplement them as appropriate.

o The committee shall have a clear understanding with management and the independent auditors that the independent auditors are ultimately accountable to the board and the audit committee, as representatives of the Company's shareholders. The committee shall have the ultimate authority and responsibility to evaluate and, where appropriate, replace the independent auditors. The committee shall discuss with the auditors their independence from management and the Company and the matters included in the written disclosures required by the Independence Standards Board. Annually, the committee shall review and recommend to the board the selection of the Company's independent auditors, subject to shareholders' approval.

o The committee shall discuss with the independent auditors and internal auditors the overall scope and plans for their respective audits including the adequacy of staffing and compensation. Also, the committee shall discuss with management, the internal auditors, and the independent auditors the adequacy and effectiveness of the accounting and financial controls, including the Company's system to monitor and manage business risk, and legal and ethical compliance programs. Further, the committee shall meet separately with the independent auditors and internal auditors, with and without management present, to discuss the results of their examinations.

o The committee shall review the interim financial statements with management and the independent auditors prior to the filing of the Company's Quarterly Report on Form 10-Q. Also, the committee shall discuss the results of the quarterly review and any other matters required to be communicated to the committee by the independent auditors under generally accepted auditing standards. The chair of the committee may represent the entire committee for the purpose of this review.

The committee shall review with management and the independent auditors the financial statements to be included in the Company's Annual Report on Form 10-K (or the annual report to shareholders if distributed prior to the filing of Form 10-K), including their judgment about the quality, not just acceptability, of accounting principles, the reasonableness of significant judgments, and the clarity of the disclosures in the financial statements. Also, the committee shall discuss the results of the annual audit and any other matters required to be communicated to the committee by the independent auditors under generally accepted auditing standards.

                                   PROXY CARD
                         AFFINITY TECHNOLOGY GROUP, INC.
                          1201 Main Street, 20th Floor
                             Columbia, SC 29201-3201

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Alan H. Fishman and Joseph A. Boyle, as agents, each with the power to appoint his substitute, and hereby authorizes each of them to represent and to vote, as designated on the reverse side, all the shares of Common Stock of Affinity Technology Group, Inc. held by the undersigned on April 9, 2001 at the 2001 Annual Meeting of the Stockholders to be held on May 23, 2001 at 10:00 a.m. at our offices at 1201 Main Street, 23rd Floor, Columbia, South Carolina, 29201 and at any adjournment thereof.

                                (see other side)
--------------------------------------------------------------------------------
                              FOLD AND DETACH HERE


            [X] Please mark your votes as indicated in this example.

1.       ELECTION OF DIRECTORS

         [ ]  FOR all nominees listed
              (except as marked to the contrary)

         [ ]  WITHHOLD AUTHORITY
              to vote for all nominees listed

         (Instruction: To withhold authority to vote for any individual nominee, write that nominee's name on the space provided below.)

                           --------------------------------------------------
                           Joseph A. Boyle, Alan H. Fishman, Robert M. Price, Peter R. Wilson


2. PROPOSAL TO RATIFY THE APPOINTMENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS, FOR THE YEAR ENDING DECEMBER 31, 2001.

         [ ]  FOR                  [ ]  AGAINST             [ ]  ABSTAIN

3. IN THEIR DISCRETION, THE PROXY AGENTS ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

This proxy, when properly dated and executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this Proxy will be voted for all the nominees for director named above and for Proposal 2.

Please sign exactly as name appears below. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

------------------------------------------
Signature

------------------------------------------
Signature if held jointly

DATED: ______________________________ , 2001
PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY, USING THE ENCLOSED ENVELOPE.

                              FOLD AND DETACH HERE